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                                                                     EXHIBIT 4.5

                             SUPPLEMENTAL INDENTURE

         This Supplemental Indenture is made as of December 23, 1999 by and between M&T Bank Corporation, a New York corporation, and Bankers Trust Company, a New York banking corporation.

                                   WITNESSETH

         WHEREAS, M&T Bank Corporation, formerly known as First Empire State Corporation, and Bankers Trust Company, as trustee, (in such capacity, the "Indenture Trustee") previously entered into a Junior Subordinated Indenture dated as of January 31, 1997 (the "Indenture") to provide for the issuance from time to time of unsecured junior subordinated debt securities in series; and

         WHEREAS, First Empire State Corporation has changed its corporate name to "M&T Bank Corporation;" and

         WHEREAS, the Administrators of the Issuer Trust have changed the name of the First Empire Capital Trust I to "M&T Capital Trust I;" and

         WHEREAS, M&T Bank Corporation and the Indenture Trustee desire to amend the Indenture to provide for the change of the name of First Empire State Corporation to "M&T Bank Corporation."

         NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment, for the benefit of the other parties and for the benefit of the Holders, hereby amends the Indenture, and agrees, intending to be legally bound, as follows:

SECTION 1.  DEFINITIONS.

         1.1. For all purposes of this Amendment, except as otherwise expressly provided, terms used but not defined in this Amendment shall have the meanings assigned to them in the Indenture.

         1.2. The words "First Empire State Corporation" are hereby amended to read "M&T Bank Corporation" in each place they appear in the Indenture.

SECTION 2.  MISCELLANEOUS.

         2.1. CONTINUING AGREEMENT. The Indenture shall not be amended by this Amendment except as specifically provided in this Amendment and, amended as so specifically provided, the Indenture shall remain in full force and effect. References in the Indenture to "this Indenture"


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shall be deemed to be references to the Indenture as amended by this Amendment.

         2.2. CONFLICTS. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

         2.3. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

         2.4. HEADINGS, ETC. The headings of the sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

         IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the day and year first above written.


                                            M&T BANK CORPORATION




                                            By: /s/ Michael P. Pinto
                                                --------------------------------
                                            Michael P. Pinto
                                            Executive Vice President and Chief
                                            Financial Officer



                                            BANKERS TRUST COMPANY,
                                            as Trustee, and not in its
                                            individual capacity




                                            By: /s/ Christopher D. Lew
                                                --------------------------------
                                            Christopher D. Lew
                                            Assistant Treasurer